Exhibit 10.64

The following table provides information on the Company’s compensation and reimbursement practices for non-employee directors.

Annual Retainer, Chairman and Vice Chairman	$40,000

Annual Director Retainer	$15,000

Annual Committee Retainer	$1,000

Additional Annual Retainer: Committee Chair (except Audit Committee)	$1,000

Additional Annual Retainer: Audit Committee Chair	$5,000

Meeting Attendance Fees (per day)	$1,500	(in person)
	$500	(by telephone)

Shares of Restricted Stock Granted upon Election at Annual Meeting	10,000	(1)

Reimbursement for Expenses Attendant to Board Membership	Yes

(1)	Consists of a grant of 10,000 shares of Restricted Stock under the Company’s 1996 Long-Term Performance Plan.